EXHIBIT 99.3

Rhythm Way Limited

(the “Company”)

WRITTEN RESOLUTIONS OF THE SOLE DIRECTOR OF THE COMPANY PASSED ON FEBRUARY 7, 2018.

The undersigned, being the sole director of the Company, hereby consents to the adoption and approval of the following resolutions:

RESOLVED THAT LIU Shengke is hereby authorized by the director, in the name and on behalf of the Company, to do such acts and things as he shall deem necessary or appropriate, including to do and perform (or cause to be done and performed), in the name and on behalf of the Company, all such acts and to make, execute, deliver, issue or file (or cause to be made, executed, delivered or filed) with any person including any governmental authority or agency, all such agreements, documents, instruments, certificates, consents and waivers, and all amendments to any such agreements, documents, instruments or certificates, and to pay, or cause to be paid, all such payments, as he may deem necessary or advisable, the authority for the taking of any such action and the execution and delivery of such of the foregoing to be conclusively evidenced thereby.

Date: February 7, 2018

/s/ Yu Le
Director

YU LE